Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-155238 on Form S-4 of our report dated November 26, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in National Fuel Gas Company's Annual Report on Form 10-K for the year ended September 30, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Buffalo, New York
November 26, 2008